December 10, 2023

First Trust Exchange-Traded Fund IV

120 East Liberty Drive, Suite 400

Wheaton, Illinois 60187

Re:

Expense Reimbursement and Fee Wavier Amendment and Extension Agreement Letter for First Trust High Income Strategic Focus ETF (the “Fund”), a series of First Trust Exchange-Traded Fund IV (the “Trust”)

Ladies and Gentlemen:

Reference is hereby made to that certain Expense Reimbursement and Fee Waiver Agreement between the Trust, on behalf of the Fund, and First Trust Advisors L.P., the investment advisor to the Fund (the “Advisor”), dated as of February 28, 2022 (the “Agreement”). Capitalized terms used herein but not otherwise defined shall have the meanings attributed to them in the Agreements.

The Advisor hereby agrees to waive investment management fees payable to it by the Fund and/or reimburse the Fund for other expenses borne by the Fund up to the Expense Cap (the “Waived Amount”) and that the Expense Cap Term shall continue until March 1, 2025. The parties hereby acknowledge that with the exception of the Waived Amount and the Expense Cap Term, the Agreement shall remain in full force and effect.

Very Truly Yours,

FIRST TRUST ADVISORS L.P.

   /s/ James M. Dykas

James M. Dykas

Chief Financial Officer

AGREED AND ACKNOWLEDGED:

First Trust Exchange-Traded Fund IV,

on behalf of First Trust High Income
Strategic Focus ETF

 /s/ Derek D. Maltbie

Derek D. Maltbie

Treasurer, Chief Financial Officer and

Chief Accounting Officer